UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 26, 2016
(Date of earliest event reported)

U.S. PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

242A West Valley Brook Road
Califon, New Jersey 07830
 (Address of Principal Executive Offices)

(732) 851-7707
 (Registrant's telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Israel Tentory Garcia Litigation.

On October 26, 2016, the Company was informed by its Mexican counsel that the appellate court affirmed the lower court's ruling previously made in April of this year. As disclosed in our Form 8-K filed on April 12, 2016, the lower Court ruled against our Mexican subsidiary, US Precious Metals SA de CV, in our ongoing Israel Tentory Garcia litigation. In April 2016, the lower court ruled that the plaintiffs in the litigation, including Mr. Tentory, are entitled to a return of the concession at issue (Solidaridad I) as a result of the Company's failure to pay $1 million to the plaintiffs on or before 2009. We filed an appeal to the lower court ruling. As stated above, the appellate court affirmed the prior ruling from the lower court, however the appellate court ruling did not award plaintiffs the sum of $1 million dollars, in addition to the return of the property, as petitioned by plaintiffs.

Under Mexican law, the Company has a final appellate process called an "Amparo" proceeding. The Company filed its Amparo brief on November 16, 2016, however, it cannot predict the likelihood of success of this appeal. If the Company does not prevail on its appeal, the Solidaridad I concession will be awarded to the plaintiffs and the Company will have no further interest in that concession. If such event should occur, it will have a substantial negative impact on the Company.

Separately, the Company has been engaged in negotiations with the plaintiffs in the above matter, however, as of this date a formal agreement has not been reached.

Please refer to the prior disclosures by the Company with respect to this matter, including the above referenced Form 8-K, the Company's Form 10-Q filed on April 23, 2012, the Company's Form 8-K filed on May 21, 2013, the Company's Form 8-K filed on June 18, 2014 and the Company's Form 8-K filed yesterday (April 11, 2016).

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PRECIOUS METALS, INC.

/s/ David Cutler
Name: David Cutler
Title: Chief Executive Officer
Date: November 16, 2016